EXHIBIT 99.1

Ocean Bio-Chem, Inc. Announces Record First Quarter 2021 Financial Results

Star brite Parent Company Reports First Quarter Net Sales of $13.1 Million up 68%, and Net Income of $1.9 Million up 204%

FORT LAUDERDALE, Fla., May 17, 2021 /PRNewswire/ -- Ocean Bio-Chem, Inc. (NASDAQ: OBCI), the parent company of Star brite, Inc. and Kinpak, Inc. — vertical manufacturer and distributor of performance, appearance, maintenance, and disinfectant chemicals for the marine, RV, and outdoor industries is pleased to announce its record first-quarter 2021 financial results.

2021 -First Quarter Highlights:

•	Record first quarter net income of $1.9 million, up 204% compared to same period 2020.
•	Record first quarter net sales of $13.1 million, up 68% compared to same period 2020.
•	Record first quarter net income as a percent of sales - 14.5% compared to 8.0% in first quarter 2020.
•	Cash on hand $11.2 million on March 31st, 2021, and a ratio of 6.9:1 of current assets to current liabilities.
•	Record basic and diluted earnings per share in the first quarter of 2021 of $0.20, compared to $0.07 per share in the first quarter of 2020.
Financial Summary

(In thousands except per share data)	Quarter Ended
	March 31,
	2021	2020
Net sales	$13,131	$7,820
Pre-tax income	$2,428	$802
Net income	$1,904	$627

Earnings – per common share, basic and diluted	$0.20	$0.07
Dividends declared per common share	$0.03	$0.00

Company President and Chief Executive Officer, Peter Dornau, commented, "Fueled by increased interest in outdoor recreation and being outside—from boat and RV owners to backyard BBQers—the Company has experienced a lasting, positive effect from a year filled with hardships. COVID-19, social distancing, and lockdown measures has helped shift focus back to family activities and the great outdoors, providing an ideal backdrop for safe, fun, and socially- distanced recreation. As the U.S. begins to return to a new normal, we foresee this strong outdoor recreation trend continuing. Our customers—retail, brick & mortar, online, big box store, neighborhood hardware, marine distributors and dealers, RV, to name a few—are all experiencing increased sales."

Mr. Dornau continued, "One of our biggest challenges in the first quarter is also one of our Company's strengths. In the first quarter we faced the challenge of keeping pace with the increased sales demand—the highest for a first quarter in the Company history. While other companies have had significant raw material shortages or production issues, our long-standing relationships with our supply chain partners and strong manufacturing team enabled us to keep production flowing with only minimal disruptions. Our Company has been able to meet most of our customers' orders on time."

Mr. Dornau continued, "As we expected and predicted, sales of name-brand PERFORMACIDE® have seen a slowdown. The product was essential during the height of the pandemic for surface disinfection in markets ranging from healthcare to home due to our ability to produce and deliver while others could not.

However, we're excited to see that the private-label version of PERFORMACIDE® is outperforming our projections in the cannabis market. The product line, along with its counterparts under the OdorStar® family of products, have become indispensable to cultivators across the continent, aiding in maintaining optimal air and surface quality to maximize crop yields, product quality, and profits for the growers. As the adoption of legal cannabis spreads across the country we're also hoping for continued adoption of our product line in this industry."

Mr. Dornau commented further: "The financial results for the first quarter 2021 again set many financial records for the Company. Our net profits for the first quarter 2021 was $1.9 million, which was greater than the combined previous three years first quarters' net profits. The Company also recorded a record net profit return on sales percent of 14.5%, a significant after-tax return."

Mr. Dornau concluded "Our Company continues to invest in its future. Our latest CAPEX spending of $5.0 million for the expansion of our manufacturing and distribution facilities in Montgomery, AL is progressing on schedule, paving the way for continued anticipated growth. We foresee a ribbon cutting ceremony in the first quarter of 2022.

I want to thank all our team members in these very challenging times for their commitment and hard work in making Ocean Bio-Chem the success it is."

Star brite and its team, including its CEO, Peter Dornau, were featured once again in an episode of Sportsman's Adventures with Captain Rick Murphy, fishing in the Bahamas (Season 27, E4). The show aired on Discovery and Pursuit Channel during the first quarter 2021 and will continue airing on Fox Sports Sun into Q2.

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle, and outdoor power equipment markets under the Star brite®, Star Tron® names along with other brand names within the United States of America and Canada. The Company manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Performacide® and Star brite® brand names. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com; www.startron.com; www.performacide.com; www.nosguard.com.

Forward-looking Statements:
Certain statements contained in this press release constitute forward-looking statements, including without limitation those relating to our continued and anticipated growth. Continued strength of the recreational boating market, increased sales of private label in the cannabis market. For this purpose, any statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for Performacide, marine, recreational vehicle and automotive products; expenditures on, and the effectiveness of, our advertising and promotional efforts; unanticipated litigation developments; exposure to market risks relating to changes in interest rates, foreign currency exchange rates and prices for raw materials that are petroleum or chemical based; adverse changes to unemployment rates, fuel prices and the economy in general; and other factors addressed in our annual report on Form 10-K for the year ended December 31, 2020 and in our subsequent quarterly reports on Form 10-Q.

Contact:

Peter Dornau
CEO & President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280